EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces Fourth Quarter and 2005 Earnings

Austin, Texas, March 8, 2006 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today fourth quarter 2005 consolidated net earnings of $16.8 million, or $4.60 per diluted share. For the year ended December 31, 2005, the Company reported consolidated net earnings of $77.3 million, or $21.24 per diluted share, compared with $122.2 million, or $33.91 per diluted share, reported a year ago. The 2004 results included the effect of a required change in accounting for certain annuity contracts during the first quarter of that year which increased reported net earnings by $54.7 million, or $15.18 per diluted share. The Company's book value per share at December 31, 2005 increased to $241.89.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $16.9 million, or $4.62 per diluted share, for the fourth quarter ended December 31, 2005, compared with $17.8 million, or $4.94 per diluted share, for the quarter ended December 31, 2004. For the full year, earnings from operations were $70.8 million, or $19.47 per diluted share, versus $65.2 million, or $18.10 per diluted share, for the year ended December 31, 2004. Referring to the full year results, Mr. Moody noted, "Our 2005 operating earnings increased in excess of 8% over 2004 which was a record year for National Western. We are very pleased with our profit performance this past year."

Operating revenues, excluding realized investments gains and derivative income, totaled $110.7 million for the fourth quarter of 2005 compared to $108.2 million for the comparable quarter in 2004. Year-to-date operating revenues increased to $442.1 million from $418.7 million the year before. Mr. Moody indicated, "We have an expanding block of business in force which is generating revenue and earnings growth. Our international life insurance in force, in particular, grew 9% during the year and we are excited to see the ongoing growth potential of this business."

For the quarter ended December 31, 2005, the Company reported realized investment losses, net of taxes, of $0.1 million, or $0.02 per diluted share, compared with a realized gain of $1.0 million, or $0.28 per diluted share, for the quarter ended December 31, 2004. For the 2005 year, the Company reported realized investment gains, net of taxes, of $6.4 million, or $1.77 per diluted share, compared to realized investment gains of $2.3 million, or $0.63 per diluted share, for the full year of 2004. "The fourth quarter repeated the steady performance of our diversified investment portfolio. The devastation of the hurricane disasters had an inconsequential impact upon our investment holdings," said Moody.

At December 31, 2005, the Company maintained total stockholders' equity of $874 million, assets of $6.4 billion, and life insurance in force in excess of $14.7 billion.

  The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

Summary of Consolidated Operating Results
(In thousands except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2005	2004	2005	2004

Revenues:
Revenues, excluding realized investment
gains (losses) and derivative
income (loss)	$110,705	108,222	442,147	418,652
Derivative income (loss)	(932)	22,345	(10,988)	11,988
Realized gains (losses) on investments	(130)	1,544	9,884	3,506

Total revenues	$109,643	132,111	441,043	434,146

Earnings:
Earnings from operations	$16,882	17,845	70,842	65,194
Net realized gains (losses) on investments	(85)	1,004	6,425	2,278
Cumulative effect of a change in
accounting principle	-	-	-	54,697

Net earnings	$16,797	18,849	77,267	122,169

Basic Earnings Per Share:
Earnings from operations	$4.67	4.99	19.66	18.29
Net realized gains (losses) on investments	(0.02)	0.28	1.79	0.64
Cumulative effect of a change in
accounting principle	-	-	-	15.34

Net earnings	$4.65	5.27	21.45	34.27

Basic Weighted Average Shares	3,612	3,580	3,603	3,565

Diluted Earnings Per Share:
Earnings from operations	$4.62	4.94	19.47	18.10
Net realized gains (losses) on investments	(0.02)	0.28	1.77	0.63
Cumulative effect of a change in
accounting principle	-	-	-	15.18

Net earnings	$4.60	5.22	21.24	33.91

Diluted Weighted Average Shares	3,650	3,613	3,638	3,603

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com